Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard-Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Andrew M. “Drew” Alexander Elected to Susser Holdings' Board of Directors

CORPUS CHRISTI, Texas, September 12, 2013 - Susser Holdings Corporation (NYSE: SUSS) announced today that Andrew M. “Drew” Alexander, President and Chief Executive Officer of Weingarten Realty (NYSE: WRI), has been elected to Susser Holding's Board of Directors. With this addition, Susser Holding's Board expands to seven directors. Mr. Alexander will serve as a Class I director, with a term expiring in 2016, and has been named to the Compensation Committee of the Board.

“Drew's extensive senior executive experience in the real estate sector and capital markets will provide additional industry perspective to our Board,” said Sam L. Susser, Chairman and Chief Executive Officer of Susser Holdings. “His expertise in development, leasing and complex financial and real estate transactions will prove invaluable as we continue to accelerate the development of new Stripes® convenience store locations across our Texas markets.”

Mr. Alexander has served as CEO of Weingarten Realty since 2001 and President since 1997. From 1993-1997, he was Executive Vice President/Asset Manager. Mr. Alexander joined Weingarten Realty in 1978 as a Leasing Executive in the Retail Division. Previously, he was a director of Academy Sports & Outdoors, Inc.

Mr. Alexander serves on the board of the Texas Medical Center, the board of the Gladney Center Endowment and the board of the Houston Food Bank Endowment and Houston Partnership. He is the past chair of the International Council of Shopping Centers, past trustee of the National Association of Real Estate Investment Trusts and previously served on the board of the Houston Food Bank.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates over 570 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in approximately 365 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.5 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

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